Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES THIRD QUARTER 2025 RESULTS

HOUSTON – November 10, 2025 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) today reported operational and financial results for the third quarter of 2025.
Third Quarter 2025 Highlights and Recent Key Items:

•Reported net income of $1.1 million ($0.01 per diluted share), Adjusted Net Loss(1) of $10.3 million ($(0.10) per diluted share) and Adjusted EBITDAX(1) of $23.7 million;
•Produced 15,405 net revenue interest (“NRI”)(2) barrels of oil equivalent per day (“BOEPD”), at the high end of guidance, or 19,887 working interest (“WI”)(3) BOEPD, above the midpoint of guidance;
•Sold 12,831 NRI BOEPD, at the high end of guidance;
•Increased full year production and sales guidance midpoints due to strong quarterly performance that has been near the high end of guidance through the first nine months of 2025;
•Further decreased full year capital guidance midpoint by 19% or $58 million from original 2025 guidance; and
•Declared quarterly cash dividend of $0.0625 per share of common stock to be paid on December 24, 2025.

(1)Adjusted EBITDAX, Adjusted Net Income (Loss), Adjusted Working Capital and Free Cash Flow are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”
(2)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(3)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.

George Maxwell, Vaalco’s Chief Executive Officer, commented, “We continue to deliver consistent quarterly results that either meet or exceed our guidance. Both our sales and NRI production for the third quarter of 2025 were above the midpoint of guidance, leading to solid financial results. We have positively adjusted our full year 2025 guidance taking into account the production and sales results through the first nine months of the year. Additionally, we have decreased the midpoint of our full year capital guidance twice this year, for a total of $58 million, all while raising full year production expectations driven by operational efficiency and well performance. We also have kept absolute production expense in line with previous guidance and with the increased sales, we are seeing a reduction on our per barrel costs against original guidance. Our track record of success in delivering results at or above expectations should provide our investors with assurance that we will execute on the portfolio of opportunities we discussed in the Capital Markets Day presentation back in May.”

“We are well positioned to deliver growth as we prepare for multiple production enhancing drilling campaigns across our diversified asset base. In Côte d’Ivoire, the FPSO refurbishment project is well underway, with the vessel at the shipyard in Dubai and we are preparing for a drilling campaign in 2026 to augment the production and economic life of the Baobab field. In Gabon, we have been waiting for the 2025/2026 drilling program to commence once the contracted rig completes its current commitments. The rig is completing its final well commitment and we expect it to arrive at Etame to begin our drilling campaign in late November. In Egypt, we continue to efficiently drill wells and the success of the program has benefitted our production results. As a reminder, in the first quarter of 2025, we entered into a new reserves-based credit facility to supplement our internally-generated cash flow and cash balance to assist in funding our robust organic growth projects. Shortly after the third quarter, we successfully completed our semi-annual redetermination with the lenders and have increased their commitments on the $300 million facility from $190 million to $240 million, increasing our available liquidity. This enhances our ability to fund the significant growth and opportunities that we have planned over the next few years as we seek to drive the next phase of growth and generate meaningful value for our shareholders for the remainder of the decade.”

Operational Update

Gabon

The Company secured a drilling rig in December 2024 in conjunction with its 2025/2026 drilling program, which is expected to begin during the fourth quarter of 2025, once the drilling rig completes its current commitments. The program includes drilling multiple development wells, and appraisal or exploration wells, and perform workovers, with options to drill additional wells. Vaalco plan to drill wells at both the Etame platform and at its Seent platform, as well as a re-drill and a number of workovers in the Ebouri field to access production and reserves that were previously removed from proved reserves due to the presence of hydrogen sulfide.

In July 2025, the Company performed planned, staged shutdowns of the Gabon platforms to perform safety inspections and necessary maintenance to increase the integrity and reliability of the assets. This is the first full field maintenance shutdown that Vaalco has performed since the new Floating Storage and Offloading vessel (“FSO”) was brought online in 2022. All fields were successfully brought back online and the planned turnaround was completed on budget and with no safety or environmental incidents.

Egypt

The current drilling campaign in Egypt began in December 2024 and has continued through the third quarter of 2025. During the third quarter of 2025, four development wells were drilled in the Eastern Desert, of which three were completed during the same period and the fourth well was completed in October 2025. Also, during the third quarter of 2025, Vaalco drilled one exploration well in the Western Desert which was completed in October 2025. Additionally, continuous well interventions, workovers and optimization activities were carried out throughout the third quarter of 2025 to enhance production levels.

Canada

In early 2025, the Company decided to defer the drilling of additional wells in Canada based on a reassessment of capital allocation priorities across the portfolio and to ensure that investment is directed toward projects with the highest expected returns. Therefore, the Canadian division is looking towards lower-cost optimization projects to enhance productivity by year-end.

Côte d'Ivoire

As part of the planned dry dock refurbishment, the Baobab Floating Production, Storage and Offloading (“FPSO”) vessel ceased hydrocarbon production on January 31, 2025 and the final lifting of crude oil from the FPSO took place in February 2025. The vessel departed from the field in late March 2025 and arrived at the shipyard in Dubai ahead of schedule in mid-May 2025. The FPSO refurbishment is progressing well and has now been underway for the last five months in the shipyard. A rig has been secured for significant development drilling which is expected to begin in 2026 after the FPSO returns to service, potentially bringing meaningful additions to production from the main Baobab field in CI-40. The Company is also evaluating the potential future development of the Kossipo field, which is on the CI-40 license.

Equatorial Guinea

Vaalco owns a 60% working interest in an undeveloped portion of Block P offshore Equatorial Guinea where it is the designated operator. The Company has an existing plan of development of the Venus field discovery on Block P, which focuses on key areas of drilling evaluations, facilities design, market inquiries and metocean review. Vaalco has completed the initial Front End Engineering and Design study that confirmed the viability of the development concept and is currently evaluating alternative technical solutions which may deliver enhanced economic value.

Financial Update – Third Quarter of 2025
Vaalco reported net income of $1.1 million ($0.01 per diluted share) for Q3 2025 which was down compared with net income of $8.4 million ($0.08 per diluted share) in Q2 2025 and net income of $11.0 million ($0.10 per diluted share) in Q3 2024. The decrease in earnings compared with Q2 2025 was driven by lower realized pricing and lower sales volume in Q3 2025 of 1,180 MBOE compared to a sales volume of 1,765 MBOE in Q2 2025 partially offset by lower production expense, depreciation, depletion and amortization (“DD&A”), and lower income tax expense.

Adjusted EBITDAX totaled $23.7 million in Q3 2025, compared with $49.9 million in Q2 2025. The decrease was primarily due to lower realized pricing and lower sales volumes partially offset by lower production expense. Adjusted EBITDAX was down from $92.8 million generated in Q3 2024 primarily due to lower realized pricing and lower sales volumes.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended September 30, 2025					Three Months Ended June 30, 2025
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$24,287	$58,271	$3,278	$—	$85,836	$67,964	$55,188	$3,751	$354	$127,257
NGL Sales	—	—	1,418	—	1,418	—	—	1,298	—	1,298
Gas Sales	—	—	196	—	196	—	—	572	—	572
Gross Sales	24,287	58,271	4,892	—	87,450	67,964	55,188	5,621	354	129,127
Selling Costs & Carried Interest	495	(183)	(187)	—	125	65	(179)	(240)	—	(354)
Royalties & Taxes	(3,511)	(22,392)	(665)	—	(26,568)	(9,462)	(21,752)	(666)	—	(31,880)
Net Revenue	$21,271	$35,696	$4,040	$—	$61,007	$58,567	$33,257	$4,715	$354	$96,893

Oil Sales MMB (working interest)	383	995	52	—	1,430	1,034	995	62	—	2,091
Average Oil Price Received	$63.46	$58.40	$62.75	$—	$60.04	$65.72	$55.31	$60.44	$—	$60.87
Change					(1)%
Average Brent Price					$69.04					$68.07
Change					1%

Gas Sales MMCF (working interest)	—	—	429	—	429	—	—	448	—	448
Average Gas Price Received	—	—	$0.46	—	$0.46	—	—	$1.28	—	$1.28
Change					(64)%
Average Aeco Price ($USD)	—	—	$0.69	—	$0.69	—	—	$1.35	—	$1.35
Change					(48)%

NGL Sales MMB (working interest)	—	—	56	—	56	—	—	60	—	60
Average Liquids Price Received	—	—	$25.17	—	$25.17	—	—	$21.65	—	$21.65
Change					16%

Revenue and Sales	Q3 2025	Q3 2024	% Change Q3 2025 vs. Q3 2024	Q2 2025	% Change Q3 2025 vs. Q2 2025
Production (NRI BOEPD)	15,405	21,770	(29)%	16,956	(9)%
Sales (NRI BOE)	1,180,000	2,134,000	(45)%	1,765,000	(33)%
Realized commodity price ($/BOE)	$51.26	$65.41	(22)%	$54.87	(7)%
Commodity (Per BOE including realized commodity derivatives)	$50.96	$65.42	(22)%	$54.92	(7)%
Total commodity sales ($MM)	$61.0	$140.3	(57)%	$96.9	(37)%
In Q3 2025, Vaalco had a net revenue decrease of $35.9 million or 37% compared to Q2 2025 primarily due to lower average realized price received of $51.26 per BOE in Q3 2025 compared to $54.87 per BOE in Q2 2025, a decrease in the total NRI sales volumes of 1,180 MBOE which was 33% lower than the Q2 2025 volumes of 1,765 MBOE and was lower compared to 2,134 MBOE for Q3 2024. Q3 2025 NRI sales were at the high end of Vaalco’s guidance. The lower sales and production volumes in Q3 2025 compared to Q2 2025 was primarily a result of a planned and successful full field maintenance shutdown in Gabon which occurred in July 2025.

Costs and Expenses	Q3 2025	Q3 2024	% Change Q3 2025 vs. Q3 2024	Q2 2025	% Change Q3 2025 vs. Q2 2025
Production expense, excluding offshore workovers and stock comp ($MM)	$29.8	$42.2	(29)%	$40.3	(26)%
Production expense, excluding offshore workovers ($/BOE)	$25.24	$19.80	27%	$22.87	10%
Offshore workover expense ($MM)	$0.1	$0.1	—%	$—	100%
Depreciation, depletion and amortization ($MM)	$20.6	$47.0	(56)%	$28.3	(27)%
Depreciation, depletion and amortization ($/BOE)	$17.41	$22.04	(21)%	$16.02	9%
General and administrative expense, excluding stock-based compensation ($MM)	$7.2	$6.0	19%	$7.1	1%
General and administrative expense, excluding stock-based compensation ($/BOE)	$6.07	$2.80	117%	$4.04	50%
Stock-based compensation expense ($MM)	$1.7	$0.9	87%	$1.4	20%
Current income tax expense (benefit) ($MM)	$8.6	$33.7	(75)%	$12.8	(33)%
Deferred income tax expense (benefit) ($MM)	$(12.2)	$(1.1)	1006%	$(5.8)	110%

Total production expense (excluding offshore workovers and stock compensation) of $29.8 million in Q3 2025 decreased by 26% compared to Q2 2025 and 29% compared to Q3 2024. The decrease in Q3 2025 compared to Q2 2025 and Q3 2024 was driven by a reduction in production expenses in the Côte d’Ivoire and Gabon segments.

DD&A expense for Q3 2025 was $20.6 million, which was 27% lower than $28.3 million in Q2 2025 and 56% lower than $47.0 million in Q3 2024. The decrease in Q3 2025 DD&A expense compared to Q2 2025 and Q3 2024 was due primarily to a reduction in DD&A expenses in the Côte d’Ivoire segment.

General and administrative (“G&A”) expense, excluding stock-based compensation, increased to $7.2 million in Q3 2025, essentially flat with $7.1 million in Q2 2025. G&A expense increased from $6.0 million in Q3 2024 primarily due to higher professional service fees and salaries and wages. Q3 2025 cash G&A was at the midpoint of the Company’s guidance.

Non-cash stock-based compensation expense increased to $1.7 million for Q3 2025 compared to $1.4 million for Q2 2025 and higher compared to $0.9 million for Q3 2024.

Exploration expense was $0.4 million for Q3 2025 compared to $2.5 million for Q2 2025. This decrease was attributable to the purchase of seismic data to be used in Block 705 in Cote d’Ivoire in Q2 2025. There were minimum exploration costs incurred in Q3 2024.

Total other income (expense), net, was an expense of $3.4 million for Q3 2025 compared to an expense of $1.8 million for Q2 2025 and an expense of $0.5 million during Q3 2024. Other income (expense), net, includes gains or losses on derivatives, interest expense and foreign currency losses.
Vaalco reported an income tax benefit for Q3 2025 of $3.6 million which was comprised of a $8.6 million current tax expense, offset by a deferred tax benefit of $12.2 million. Income tax benefit includes a $3.9 million favorable oil price adjustment as a result of the change in value of the government of Gabon’s allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, income taxes were $0.3 million for the period. Income tax expense for Q3 2024 was $32.6 million which is comprised of current tax expense of $33.7 million including a $1.8 million favorable oil price adjustment as a result of the change in value of the government of Gabon's allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, current income taxes were $35.5 million for the period.

Taxes paid by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Canada	Equatorial Guinea	Cote d'Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three Months Ended September 30, 2025	$—	$7,008	$—	$—	$—	$—	$7,008

Financial Update - First Nine Months of 2025

Net sales for the first nine months of 2025 decreased to 4,662 MBOE compared to 5,388 MBOE in the first nine months of 2024. The decrease was driven primarily by timing, number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized price for the first nine months of 2025 was $57.42 per BOE, representing a decrease of 13% from $65.99 realized in the first nine months of 2024. This decrease in crude oil price reflects the softening of commodity prices over the past year.

The Company reported net income for the first nine months of 2025 of $17.2 million, which compares to $46.8 million for the first nine months of 2024. The decrease in net income for the nine months ended September 30, 2025 compared to the same period in 2024 was primarily due to the bargain purchase gain related to the Svenska acquisition completed in April 2024 and lower realized pricing in 2025.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Nine Months Ended September 30, 2025					Nine Months Ended September 30, 2024
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$152,116	$171,115	$12,354	$18,396	$353,981	$182,048	$191,938	$21,739	$67,035	$462,760
NGL Sales	—	—	4,523	—	4,523	—	—	5,905	—	5,905
Gas Sales	—	—	1,404	—	1,404	—	—	1,429	—	1,429
Gross Sales	152,116	171,115	18,281	18,396	359,908	182,048	191,938	29,073	67,035	470,094

Selling Costs & Carried Interest	561	(511)	(659)	—	(609)	1,825	(401)	(812)	—	612
Royalties & Taxes	(20,651)	(67,731)	(2,687)	—	(91,069)	(25,088)	(84,550)	(3,801)	—	(113,439)

Net Revenue	$132,026	$102,873	$14,935	$18,396	$268,230	$158,785	$106,987	$24,460	$67,035	$357,267

Oil Sales MMB (working interest)	2,174	2,910	195	238	5,517	2,238	2,867	303	844	6,252
Average Oil Price Received	$69.98	$58.64	$63.43	$77.36	$64.16	$81.35	$66.94	$71.75	79.46	$74.02
Change					(13)%
Average Brent Price					$71.01					$82.50
Change					(14)%

Gas Sales MMCF (working interest)	—	—	1,290	—	1,290	—	—	1,341	—	1,341
Average Gas Price Received	—	—	$1.09	—	$1.09	—	—	$1.07	—	$1.07
Change					2%
Average Aeco Price ($USD)	—	—	$1.16	—	$1.16	—	—	$0.95	—	$0.95
Change					22%

NGL Sales MMB (working interest)	—	—	185	—	185	—	—	234	—	234
Average Liquids Price Received	—	—	$24.48	—	$24.48	—	—	$25.26	—	$25.26
Change					(3)%

Capital Investments/Balance Sheet
For the third quarter of 2025, net capital expenditures totaled $48.3 million on a cash basis and $55.4 million on an accrual basis, well below its third quarter guidance of $70 million to $90 million. These expenditures were primarily related to project costs and long-lead items for Gabon, Egypt and Côte d'Ivoire and the development drilling program in Egypt.

As of September 30, 2025, Vaalco had an unrestricted cash balance of $24.0 million. Working capital at September 30, 2025 was $7.5 million compared with $56.2 million at December 31, 2024, while Adjusted Working Capital at September 30, 2025 totaled $24.2 million.
In March 2025, Vaalco entered into a new reserves based revolving credit facility (the “new facility”) that had initial aggregate commitments of $190.0 million and the ability to grow to $300.0 million, led by The Standard Bank of South Africa Limited, Isle of Man Branch with other participating banks and financial partners. The new facility, which is subject to customary administrative conditional precedents, replaces the Company’s previously undrawn revolving credit facility. The Company arranged the new facility primarily to provide short-term funding that may be needed from time-to-time to supplement its internally generated cash flow and cash balance as it executes its planned investment programs across its diversified asset base over the next few years. As of September 30, 2025, the Company had $60.0 million outstanding borrowings.

Effective October 17, 2025, the Lenders unanimously approved an increase in the Company’s borrowing base under the new facility from $186.6 million to $190.0 million after the Company completed its semi-annual borrowing base redetermination process. In addition, the Lenders also approved to (i) extend the first date on which the Initial Total Commitments will be reduced from September 30, 2026 to March 31, 2027, and (ii) amend the semi-annual commitment reduction amounts from $19.0 million to $10.0 million on March 31, 2027, and $22.5 million starting on September 30, 2027.

In addition, on November 7, 2025, subject to certain conditions precedent, certain existing lenders under the new facility agreed to increase their initial commitment effective January 23, 2026 (the “Effective Increase Date”) so that the aggregate borrowing base under the 2025 RBL Facility as of the Effective Increase Date would increase from $190.0 million to $240.0 million. The increase in commitments was undertaken with the existing accordion feature included in the new facility.

Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the third quarter of 2025 on September 19, 2025. The Company also recently announced its next quarterly cash dividend of $0.0625 per share of common stock for the fourth quarter of 2025 ($0.25 annualized), to be paid on December 24, 2025 to stockholders of record at the close of business on November 21, 2025. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors.
Hedging
The Company continued to hedge a portion of its expected future production to lock in cash flow generation to assist in funding its capital and shareholder return programs.

The following includes hedges remaining in place as of the end of the third quarter of 2025:

		Settlement Period
Instrument	Index	October 2025 to December 2025	January 2026 to March 2026	April 2026 to June 2026	July 2026 to September 2026
Crude oil:
Collars	Dated Brent
Total volumes (Bbls)		480,000	400,000	360,000	75,000
Weighted average floor price ($/Bbl)		$60.83	$62.29	$61.88	$65.00
Weighted average ceiling price ($/Bbl)		$67.81	$68.63	$67.95	$71.00

Natural Gas:
Swaps	AECO 7A
Total volumes (GJs)(a)		214,000	150,000	—	—
Weighted average fixed price (CAD/GJ)		$2.48	$2.86	$—	$—
(a) One gigajoule (GJ) equals one billion joules (J). A gigajoule of natural gas is approximately 25.5 cubic meters standard conditions.

The table below presents commodity swaps entered into subsequent to September 30, 2025.

		Settlement Period
Instrument	Index	October 2025 to December 2025	January 2026 to March 2026	April 2026 to June 2026	July 2026 to September 2026	October 2026 to December 2026
Natural Gas:
Swaps	AECO 7A
Total volumes (GJs)(a)		25,000	75,000	150,000	150,000	50,000
Weighted average fixed price (CAD/GJ)		$3.26	$3.26	$2.80	$2.80	$2.80
a) One gigajoule (GJ) equals one billion joules (J). A gigajoule of natural gas is approximately 25.5 cubic meters standard conditions.

The Company has continued to add more hedges as part of a rolling hedging program to provide downside protection against a volatile commodity price backdrop. The Company now has approximately 500 Mbls of the remaining 2025 oil production hedged with an average floor price of approximately $61.00 per barrel. In addition, the Company took advantage of periods of higher oil prices during the third quarter to add more hedges for the 2026 hedging program. The Company now has approximately 800 Mbls of oil production hedged for the first half of 2026 with an average floor price of approximately $62.00 per barrel.

2025 Guidance:
The Company has provided fourth quarter 2025 guidance and updated its full year 2025 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2025	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	20600 - 22010	7900 - 8400	10400 - 11100	2000 - 2200	300 - 310
Production (BOEPD)	NRI	15900 - 16910	6800 - 7200	7200 - 7600	1600 - 1800	300 - 310
Sales Volume (BOEPD)	WI	20800 - 22200	7800 - 8200	10400 - 11100	2000 - 2200	600 - 700
Sales Volume (BOEPD)	NRI	16100 - 17300	6700 - 7200	7200 - 7600	1600 - 1800	600 - 700
Production Expense (millions)	WI & NRI	$152.0 - $158.0 MM
Production Expense per BOE	WI	$18.00 - $21.00
Production Expense per BOE	NRI	$24.00 - $26.00
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$28.0 - $32.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$225 - $260 MM
DD&A ($/BOE)	NRI	$16.00 - $20.00

		Q4 2025	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	20300 - 22200	8000 - 8800	10400 - 11300	1900 - 2100	—
Production (BOEPD)	NRI	15600 - 17300	6900 - 7700	7200 - 7900	1500 - 1700	—
Sales Volume (BOEPD)	WI	20000 - 21800	7700 - 8400	10400 - 11300	1900 - 2100	—
Sales Volume (BOEPD)	NRI	15400 - 16900	6700 - 7300	7200 - 7900	1500 - 1700	—
Production Expense (millions)	WI & NRI	$36.0 - $44.5 MM
Production Expense per BOE	WI	$19.00 - $23.00
Production Expense per BOE	NRI	$25.00 - $29.00
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$7.0 - $9.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$90 - $110 MM
DD&A ($/BOE)	NRI	$16.00 - $20.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its third quarter 2025 financial and operating results, Tuesday, November 11, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco Energy Third Quarter 2025 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website.
A “Q3 2025 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on November 11, 2025 that includes additional financial and operational information.

About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea, Nigeria and Canada.
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Burson Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws(collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding Vaalco's ability to effectively integrate assets and properties it has acquired as a result of the Svenska acquisition into its operations; (iii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future dividends; (vi) expectations of future balance sheet strength; and (vii) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K.
Dividends beyond the fourth quarter of 2025 have not yet been approved or declared by the Board of Directors for Vaalco. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Vaalco common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.
Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	As of September 30, 2025	As of December 31, 2024
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$23,984	$82,650
Receivables:
Trade, net of allowances for credit loss and other of $0.2 million and $0.2 million, respectively	109,473	94,778
Accounts with joint venture owners, net of allowance for credit losses of $2.5 million and $1.5 million, respectively	6,665	179
Egypt receivables and other	2,726	35,763
Other current assets	30,890	24,557
Total current assets	173,738	237,927
Crude oil, natural gas and NGLs properties and equipment, net	623,736	538,103
Other noncurrent assets:
Restricted cash	1,659	8,665
Value added tax and other receivables, net of allowances for credit loss and other of $0.4 million and $0.8 million, respectively	6,550	10,094
Right of use operating lease assets	14,364	17,254
Right of use finance lease assets	72,031	79,849
Deferred tax assets	44,304	55,581
Other long-term assets	14,051	7,477
Total assets	$950,433	$954,950
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$166,238	$181,728
Asset retirement obligations	84,259	78,592
Operating lease liabilities - net of current portion	10,862	13,903
Finance lease liabilities - net of current portion	60,235	67,377
Deferred tax liabilities	62,966	93,904
Long-term debt	60,000	—
Other long-term liabilities	—	17,863
Total liabilities	444,560	453,367
Total shareholders’ equity	505,873	501,583
Total liabilities and shareholders’ equity	$950,433	$954,950

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	September 30, 2024	June 30, 2025	September 30, 2025	September 30, 2024
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$61,007	$140,334	$96,893	$268,230	$357,267
Operating costs and expenses:
Production expense	29,872	42,324	40,393	115,070	126,859
Exploration expense	353	—	2,520	2,873	48
Depreciation, depletion and amortization	20,555	47,031	28,273	79,133	105,987
General and administrative expense	8,845	6,929	8,496	26,393	21,230
Credit losses and other	484	69	29	485	5,222
Total operating costs and expenses	60,109	96,353	79,711	223,954	259,346
Other operating income, net	—	102	—	—	68
Operating income	898	44,083	17,182	44,276	97,989
Other income (expense):
Derivative instruments gain (loss), net	(1,093)	210	400	(767)	(380)
Interest expense, net	(2,333)	(588)	(2,572)	(6,199)	(2,640)
Bargain purchase gain	—	—	—	—	19,898
Other income (expense), net	33	(141)	353	(628)	(3,925)
Total other income (expense), net	(3,393)	(519)	(1,819)	(7,594)	12,953
Income (loss) before income taxes	(2,495)	43,564	15,363	36,682	110,942
Income tax expense (benefit)	(3,596)	32,574	6,983	19,470	64,115
Net income	$1,101	$10,990	$8,380	$17,212	$46,827
Other comprehensive income (loss):
Currency translation adjustments	(1,799)	1,655	4,759	3,077	(1,867)
Comprehensive income (loss)	$(698)	$12,645	$13,139	$20,289	$44,960

Basic net income per share:
Net income per share	$0.01	$0.10	$0.08	$0.16	$0.45
Basic weighted average shares outstanding	104,258	103,743	103,936	103,986	103,644
Diluted net income per share:
Net income per share	$0.01	$0.10	$0.08	$0.16	$0.45
Diluted weighted average shares outstanding	104,283	103,842	103,958	104,010	103,728

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,212	$46,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	79,133	105,987
Bargain purchase gain	—	(19,898)
Amortization of deferred financing costs	809	—
Deferred taxes	(19,569)	(7,762)
Unrealized foreign exchange gain	(347)	(613)
Stock-based compensation expense	4,683	3,208
Derivative instruments loss, net	767	209
Cash settlements paid on matured derivative contracts, net	(141)	(15)
Credit losses and other	485	5,304
Equipment and other expensed in operations	3,937	1,589
Change in operating assets and liabilities	(19,475)	(65,651)
Net cash provided by operating activities	67,494	69,185
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(152,728)	(61,530)
Acquisition of crude oil and natural gas properties	(3,034)	—
Cash acquired in business combination, net of cash paid	—	412
Net cash used in investing activities	(155,762)	(61,118)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	—	447
Proceeds from borrowings	60,000	—
Dividend distribution	(19,807)	(19,647)
Treasury shares	(709)	(6,803)
Deferred financing costs	(7,100)	—
Payments of finance lease	(9,781)	(6,261)
Net cash provided by (used in) in financing activities	22,603	(32,264)
Effects of exchange rate changes on cash	53	(4)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(65,612)	(24,201)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	97,726	129,178
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$32,114	$104,977

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	September 30, 2024	June 30, 2025	September 30, 2025	September 30, 2024
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,180	2,134	1,765	4,662	5,388
Average daily sales volumes (BOE)	12,831	23,198	19,393	17,076	19,664

WI PRODUCTION DATA
Etame Crude oil (MBbl)	655	810	779	2,201	2,408
Gabon Average daily production volumes (BOEPD)	7,118	8,800	8,563	8,062	8,789

Egypt Crude oil (MBbl)	995	964	995	2,910	2,867
Egypt Average daily production volumes (BOEPD)	10,812	10,480	10,929	10,658	10,465

Canada Crude Oil (MBbl)	52	112	62	195	303
Canada Natural Gas (MMcf)	429	449	448	1,290	1,341
Canada Natural Gas Liquid (MBOE)	56	82	60	185	234
Canada Crude oil, natural gas and natural gas liquids (MBOE)	180	269	197	595	761
Canada Average daily production volumes (BOEPD)	1,957	2,923	2,162	2,178	2,776

Côte d'Ivoire Crude oil (MBbl)	—	415	—	111	717
Côte d'Ivoire Average daily production volumes (BOEPD)	—	4,506	—	407	2,619

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,830	2,458	1,971	5,816	6,753
Average daily production volumes (BOEPD)	19,887	26,709	21,654	21,305	24,649

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	570	704	678	1,915	2,095
Gabon Average daily production volumes (BOEPD)	6,192	7,652	7,450	7,014	7,647

Egypt Crude oil (MBbl)	693	657	693	2,027	1,941
Egypt Average daily production volumes (BOEPD)	7,532	7,141	7,612	7,426	7,084

Canada Crude Oil (MBbl)	45	95	54	165	263
Canada Natural Gas (MMcf)	368	380	393	1,099	1,161
Canada Natural Gas Liquid (MBOE)	48	69	53	157	202
Canada Crude oil, natural gas and natural gas liquids (MBOE)	154	227	172	506	656
Canada Average daily production volumes (BOEPD)	1,681	2,471	1,894	1,852	2,395

Côte d'Ivoire Crude oil (MBbl)	—	415	—	111	717
Côte d'Ivoire Average daily production volumes (BOEPD)	—	4,506	—	407	2,619

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,417	2,003	1,543	4,559	5,410
Average daily production volumes (BOEPD)	15,405	21,770	16,956	16,700	19,745

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$55.91	$69.07	$57.83	$60.64	$69.90
Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$51.26	$65.41	$54.87	$57.42	$65.99
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives) - NRI basis	$50.96	$65.39	$54.92	$57.39	$65.98

COSTS AND EXPENSES (Per BOE of sales):
Production expense	25.30	$19.83	$22.89	$24.68	$23.54
Production expense, excluding offshore workovers and stock compensation*	25.23	$19.80	$22.85	$24.63	$23.52
Depreciation, depletion and amortization	17.41	$22.04	$16.02	$16.97	$19.67
General and administrative expense**	7.49	$3.25	$4.81	$5.66	$3.94
Property and equipment expenditures, cash basis (in thousands)	$48,302	$12,431	$45,899	$152,728	$61,530
*Offshore workover costs excluded for Q3 2025, Q3 2024, and Q2 2025 are $0.1 million, $0.1 million and $0.0 million, respectively.
*Stock compensation associated with production expense excluded for Q3 2025, Q3 2024, and Q2 2025 are immaterial.
**General and administrative expenses include $1.42, $0.52 and $0.78 per barrel of oil related to stock-based compensation expense for Q3 2025, Q3 2024, and Q2 2025, respectively.
NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as to facilitate comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income, plus deferred income tax expense (benefit), unrealized derivative instrument loss (gain), bargain purchase gain on the Svenska Acquisition, FPSO demobilization, transaction costs related to the Svenska acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry. Management believes the measure is useful to investors because it is as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, plus interest expense (income) net, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, FPSO demobilization, non-cash and other items including stock compensation expense, bargain purchase gain on the Svenska Acquisition, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized derivative instrument loss (gain).
Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the applicable lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.
Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.
Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss), and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
Reconciliation of Net Income to Adjusted Net Income (Loss)	September 30, 2025	September 30, 2024	June 30, 2025	September 30, 2025	September 30, 2024
Net income	$1,101	$10,990	$8,380	$17,212	$46,827
Adjustment for discrete items:
Unrealized derivative instruments loss (gain)	737	(192)	(309)	626	365
Bargain purchase gain	—	—	—	—	(19,898)
Deferred income tax benefit	(12,171)	(3,089)	(5,788)	(19,569)	(8,551)
Non-cash purchase price adjustment	—	—	—	—	14,981
Transaction costs related to acquisition	17	327	34	73	3,402
Other operating income, net	—	(102)	—	—	(68)
Adjusted Net Income (Loss)	$(10,316)	$7,934	$2,317	$(1,658)	$37,058

Diluted Adjusted Net Income (Loss) per Share	$(0.10)	$0.08	$0.02	$(0.02)	$0.36
Diluted weighted average shares outstanding (1)	104,283	103,842	103,958	104,010	103,728
(1)No adjustments to weighted average shares outstanding

	Three Months Ended			Nine Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	September 30, 2025	September 30, 2024	June 30, 2025	September 30, 2025	September 30, 2024
Net income	$1,101	$10,990	$8,380	$17,212	$46,827
Add back:
Interest expense, net	2,333	588	2,572	6,199	2,640
Income tax expense	(3,596)	32,574	6,983	19,470	64,115
Depreciation, depletion and amortization	20,555	47,031	28,273	79,133	105,987
Exploration expense	353	—	2,520	2,873	48
Non-cash or unusual items:
Stock-based compensation	1,685	1,479	1,411	4,448	3,362
Unrealized derivative instruments loss	737	(192)	(309)	626	365
Bargain purchase gain	—	—	—	—	(19,898)
Other operating income, net	—	(102)	—	—	(68)
Non-cash purchase price adjustment	—	—	—	—	14,981
Transaction costs related to acquisition	17	327	34	73	3,402
Credit losses and other	484	69	29	485	5,222
Adjusted EBITDAX	$23,669	$92,764	$49,893	$130,519	$226,983

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	September 30, 2025	December 31, 2024	Change
Current assets	$173,738	$237,927	$(64,189)
Current liabilities	(166,238)	(181,728)	15,490
Working capital	7,500	56,199	(48,699)
Add: lease liabilities - current portion	16,651	16,895	(244)
Adjusted Working Capital	$24,151	$73,094	$(48,943)

Nine Months Ended September 30, 2025
Reconciliation of Free Cash Flow	(in thousands)
Net cash provided by Operating activities	$67,494
Net cash used in Investing activities	(155,762)
Net cash provided by Financing activities	22,603
Effects of exchange rate changes on cash	53
Total net cash change	(65,612)

Add back shareholder cash out:
Dividends paid	19,807
Total cash returned to shareholders	19,807

Free Cash Flow	$(45,805)

Reconciliation of Debt to Net Debt
Net debt, or outstanding debt obligations less cash and cash equivalents, is a non-GAAP financial measure. Management uses net debt as a measure of the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand.

Reconciliation of Debt to Net Debt	September 30, 2025	June 30, 2025
Long-term debt	$60,000	$60,000
Less: Cash and cash equivalents	(32,114)	(74,333)
Net debt	$27,886	$(14,333)